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                                                                    EXHIBIT 21.1

SERVICESOFT, INC. SUBSIDIARIES

Internet Business Advantages, Inc.
Internet Security Advantages, Inc.
Servicesoft Technologies (Canada), Inc.
Balisoft Ltd.
e-Serv Solutions (Canada), Inc.
ServiceSoft Technologies (UK), Ltd.
ServiceSoft (Rosh) Ltd.
ServiceSoft Europe N.V.
ServiceSoft Deutschland GmbH